Exhibit 21.1

List of Subsidiaries

The following are the Company’s wholly owned subsidiaries and entities that are controlled by the Company that are included in these consolidated financial statements as of and for the years ended December 31, 2020 and 2019:

		State of	Ownership %
Business Name	Entity Type	Operations	2020	2019
4Front Holdings, LLC	Holding Company	DE	100%	100%
4Front Advisors, LLC	Consulting Company	AZ	100%	100%
Mission Partners USA, LLC	Investment Company	DE	100%	100%
Linchpin Investors, LLC	Finance Company	DE	100%	100%
Healthy Pharms Inc.	Collocated Cultivation / Production / Dispensary	MA	100%	100%
MMA Capital, LLC	Finance Company	MA	95.0%	85.3%
IL Grown Medicine, LLC	Cultivation	IL	100%	100%
Harborside Illinois Grown Medicine, Inc.	Dispensary (allowing for the operation of 2 dispensaries)	IL	100%	100%
Om of Medicine, LLC	Co-located Medical Provisioning Center (Dispensary); Co-located Adult-Use Dispensary	MI	100%	100%
Mission MA, Inc.	Collocated Cultivation / Production / Dispensary	MA	100%	100%
Real Estate Properties LLC	Real Estate Holding	WA	100%	100%
Fuller Hill Development Co, LLC	Real Estate Holding	WA	100%	100%
Ag-Grow Imports LLC	Importer of Equipment	WA	100%	100%
Pure Ratios Holdings, Inc.	Online CBD Retail	DE	100.0%	100.0%
4Front California Capital Holdings Inc.	Real Estate Holding	CA	100%	100%
4Front Nevada Corp.	Holding Company	NV	100%	100%
Brightleaf Development LLC	Holding Company	WA	100%	100%
Mission Partners IP, LLC	IP Holding Company	DE	100%	100%
4Front US Holdings, Inc.	Holding Company	DE	100%	100%
4Front Management Associates, LLC	Management Company	MA	95%	76%
4Front Ventures Corp.	Holding Company	Canada	100%	100%